TeleCommunication Systems Reports First Quarter 2012 Results

Revenue Up 11% to $100 Million, Driven by 37% Government Segment Growth

ANNAPOLIS, MD -- (Marketwire - April 26, 2012) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the first quarter ended March 31, 2012.

First Quarter 2012 Results

  Revenue was $100 million, up 11% from $90.4 million in the same year-ago quarter, representing record first quarter revenue.

  Gross profit was $34.4 million, down 6% from the same year-ago quarter, reflecting a less favorable mix of margin contributors.

  EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and non-cash stock-based compensation) was $11.5 million versus $15.3 million in the same year-ago quarter. (See discussion about the presentation of EBITDA and Adjusted Net Income, non-GAAP terms, below.)

  Adjusted net income was $3.2 million or $0.06 per diluted share, compared to $7.9 million or $0.13 per diluted share in the first quarter of 2011. GAAP net loss was $0.4 million or $(0.01) per share, versus GAAP net income of $2.1 million or $0.04 per share in the same year-ago quarter.

Management Commentary

"Our record first quarter revenue was driven by growth in TotalCom™ solutions for federal government customers, as well as by growth from our commercial 9-1-1 services for network operators and state and local governments," stated Maurice B. Tosé, TCS chairman and CEO. "Long sales cycles that began years ago for expanded government business, including new and increased contract vehicles, are progressing as expected, while we continue to invest in process infrastructure for more efficient handling of higher volume communication solution sales.

"Our commercial applications and infrastructure team is shifting emphasis toward network security solutions that leverage the company's expertise and relationships in cellular network architecture and device location, as carriers continue to adapt application sales strategies to a changing market. Mobile threats are becoming increasingly prolific as smart devices gain popularity. CIOs are quickly grasping the notion that mobile malware will likely evolve as did PC-based threats, and that similar protection and detection measures will be necessary. TCS's Secure the Edge™ initiative addresses the need for new edge device security and user authentication through carriers and other channels.

"Progress is being made on monetizing our growing portfolio of proprietary intellectual property. We expect long-term profit growth to come from enabling secure and reliable communications for government and enterprises, and the growing number of consumers who are increasingly aware of wireless communication cyber-risks."

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)

                                                  Quarter ended Mar 31
                                             ------------------------------
                                                  2012            2011
                                             --------------  --------------
                                                       (unaudited)

Revenue                                      $      100,035  $       90,366
                                             ==============  ==============
EBITDA                                       $       11,461  $       15,267
Non-cash charges (1)                                (10,418)         (9,556)
                                             --------------  --------------
Income from operations                                1,043           5,711
Interest and other expense                           (1,726)         (2,072)
Tax benefit/(provision)                                 314          (1,580)
                                             --------------  --------------
Net income/(loss)                            $         (369) $        2,059
                                             ==============  ==============

Diluted shares for net income/(loss) per
 share (2)                                           57,572          57,837

Net income/(loss) per share - diluted        $        (0.01) $         0.04
                                             ==============  ==============

Net income/(loss)                            $         (369) $        2,059
Non-cash stock based compensation expense             2,807           2,581
Amortization of acquired intangible assets            1,374           1,325
Non-cash tax (benefit)/expense                         (808)          1,776
Amortization of deferred finance fees                   188             187
                                             --------------  --------------
Adjusted net income                                   3,192           7,928

Add back tax-effected convertible debt
 interest expense (2)                                     -             659
                                             --------------  --------------
Adjusted net income for Diluted EPS
 calculation                                 $        3,192  $        8,587
                                             ==============  ==============

Diluted shares for adjusted net income per
 share (2)                                           57,572          67,839

Adjusted net income per share - diluted      $         0.06  $         0.13
                                             ==============  ==============

(1)Non-cash charges are depreciation/amortization of fixed assets, acquired intangible assets, software development costs and stock-based compensation expense.

(2)Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per share and adjusted net income per share.

First Quarter 2012 Financial Highlights

Revenue and Gross Profit (unaudited):

                                  Three months ended March 31
                   --------------------------------------------------------
                          2012               2011          Incr. (Decr.)
                   ------------------ ----------------- -------------------
                   Coml. Govt.  Total Coml. Govt. Total Coml.  Govt.  Total
                   ----- ----- ------ ----- ----- ----- -----  -----  -----
Revenue
 ($millions)
------------------
 Services          $39.0 $33.3 $ 72.3 $44.2 $30.6 $74.8 $(5.2) $ 2.7  $(2.5)
 Systems             4.2  23.5   27.7   4.8  10.8  15.6  (0.6)  12.7   12.1
                   ----- ----- ------ ----- ----- ----- -----  -----  -----
   Total revenue   $43.2 $56.8 $100.0 $49.0 $41.4 $90.4 $(5.8) $15.4  $ 9.6
                   ===== ===== ====== ===== ===== ===== =====  =====  =====

Gross profit
 ($millions)
------------------
 Gross profit-
  services         $20.0 $ 8.1 $ 28.1 $24.4 $ 8.7 $33.1 $(4.4) $(0.6) $(5.0)
   As % of rev        51%   24%    39%   55%   28%   44%
 Gross profit-
  systems            1.1   5.2    6.3   1.6   1.9   3.5  (0.5)   3.3    2.8
   As % of rev        27%   22%    23%   33%   18%   22%
                   ----- ----- ------ ----- ----- ----- -----  -----  -----
  Total gross
   profit          $21.1 $13.3 $ 34.4 $26.0 $10.6 $36.6 $(4.9) $ 2.7  $(2.2)
                   ===== ===== ====== ===== ===== ===== =====  =====  =====
   As % of rev        49%   23%    34%   53%   26%   40%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment revenue in the first quarter of 2012 was $56.8 million, up 37% from $41.4 million in first quarter of 2011, about three quarters of which growth was organic. Government services revenue was up 9% over the same year-ago period, while government systems revenue of $23.5 million was more than double the previous year, reflecting higher shipments of deployable communication systems and a full quarter of Trident system component sales.

Government segment gross profit in the first quarter of 2012 increased 25% to $13.3 million or 23% of revenue from the first quarter of 2011 due to higher overall volume.

Commercial Segment Revenue and Gross Profit:

First quarter Commercial segment revenue was $43.2 million, down 12% from $49.0 million in the year-ago quarter, as growth in revenue from 9-1-1 public safety business was offset by the effects of evolving business models for carrier-branded wireless applications.

Commercial segment gross profit in the first quarter of 2012 was $21.1 million or 49% of revenue, compared to $26.0 million or 53% of revenue in the same year-ago quarter, reflecting the shifts in mix of business.

Operating Costs and Expenses:

R&D: First quarter 2012 R&D expense was $8.7 million (9% of revenue), up 1% from $8.5 million (9% of revenue) in the same year-ago quarter. TCS is investing in next generation 9-1-1, secure communications technology for government customers, and through network operators, the telematics supply chain and others.

SG&A: First quarter 2012 selling, general and administrative expense was $19.9 million (20% of revenue), up from $17.9 million (20% of revenue) in the first quarter 2011. The increase reflects an increased investment in intellectual property-related activities, overhead and other operating costs.

Non-cash charges: First quarter 2012 total non-cash charges to operating profit were $10.4 million, up 9% from $9.6 million in the same year-ago quarter due to higher non-cash stock-based compensation, depreciation and amortization of fixed assets including hosted software, as well as amortization of capitalized software development costs.

Income Taxes:

For the first quarter 2012, the company recorded a $0.3 million income tax benefit against pre-tax $0.7 million GAAP loss.

Liquidity and Capital Resources:

At March 31, 2012, TCS had $51.3 million of cash, equivalents and marketable securities, versus $60.1 million at the beginning of the quarter. Funds were generated in the first quarter of 2012 from $11.5 million in EBITDA. Uses of cash for the quarter included $10 million of net payments on bank borrowing and lease payments, $6.4 million for capital expenditures including software development, $3.7 million increase in working capital and $ 0.2 million for cash interest, cash taxes and other expenses. At the end of the quarter, the company had approximately $81.3 million of total liquidity, including $30 million of unused borrowing availability under its bank credit line.

Intellectual Property:

TCS was issued 19 patents during the first quarter of 2012, bringing the quarter-end patent portfolio to 218 patents issued in the U.S. and abroad, and more than 300 patent applications pending.

Backlog:

                                 12/31/2011 New Orders  Revenue    3/31/2012
                                 ---------- ---------- ---------  ----------
                     ($millions)
      Commercial Funded Contract
                         Backlog $    269.4 $      8.8 $   (43.2) $    235.0
      Government Funded Contract
                         Backlog $    180.1 $     56.5 $   (56.8) $    179.8
                                 ---------- ---------- ---------  ----------
   Total Funded Contract Backlog $    449.5 $     65.3 $  (100.0) $    414.8
      Un-Funded Customer Options $    809.4 $      7.0            $    816.4
                                 ---------- ---------- ---------  ----------
                   Total Backlog $  1,258.9 $     72.3 $  (100.0) $  1,231.2
                                 ========== ========== =========  ==========

Funded contract backlog on March 31, 2012 was $415 million, of which the company expects to recognize approximately $283 million in the next 12 months.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers); backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Subsequent Event:

Subsequent to quarter-end, the company received notice from a navigation application customer that it intends to adjust pricing for TCS services effective in early May and negotiations are continuing. Management considers this to be an indicator that the company should evaluate for potential impairment of the long-lived and intangible assets associated with the company's 2009 acquisition of Networks In Motion. The expected impact of the revised pricing arrangement will be reflected in updated revenue and EBITDA guidance for 2012 that TCS management will report on this evening's conference call. Calculations as to whether and how much impairment of the book values of the company's goodwill and other intangibles, which may affect the depreciation, amortization, net and adjusted income and EPS elements of guidance, will begin immediately and results will be reported when known.

Conference Call
TCS will hold a conference call later today (April 26, 2012) to discuss these financial results. The company's chairman and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID.

Dial-In Number: 1-877-941-4774
International: 1-480-629-9760
Conference ID#: 4529929

The conference call will be broadcast simultaneously on the company's website at www.telecomsys.com. For the webcast, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until May 10, 2012.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4529929

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services, providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" above for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the management commentary section and by Mr. Tosé regarding our (a)progress regarding expanded government business, including new and increased contract vehicles; (b) investments in process infrastructure for more efficient handling of higher volume communication solution sales; (c) Secure the Edge initiative and the need for new edge device security and user authentication through carriers and other channels; (d) progress on monetizing our growing portfolio of proprietary intellectual property; (e) expectations regarding long-term profit growth sources; (f) R&D investment priorities; (g) borrowing availability; (h) ability to recognize any of the reported backlog; and (i) subsequent to quarter-end events which we consider to be an indicator that the company should evaluate for potential impairment of the long-lived and intangible assets associated with the company's 2009 acquisition of Networks In Motion.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                       TeleCommunication Systems, Inc.
                    Condensed Consolidated Balance Sheets

                                                  March 31,    December 31,
(amounts in $000)                                   2012           2011
                                               -------------- --------------
                                                 (unaudited)
Assets
  Current assets:
    Cash, equivalents, and marketable
     securities                                $       51,293 $       60,130
    Accounts receivable, net                           58,539         64,716
    Unbilled receivables                               31,006         31,247
    Inventory                                           8,309          7,143
    Deferred income tax assets                          8,861          8,602
    Deferred project costs and other current
     assets                                            15,294         16,158
                                               -------------- --------------
      Total current assets                            173,302        187,996

  Property and equipment, net                          58,275         53,506
  Software development costs, net                      28,445         31,151
  Acquired intangible assets, net                      30,301         31,675
  Goodwill                                            176,750        176,477
  Other assets                                          7,683          8,834
                                               -------------- --------------
      Total assets                             $      474,756 $      489,639
                                               ============== ==============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses      $       49,835 $       61,867
    Deferred revenue                                   17,796         14,358
    Current portion of bank borrowings and
     capital leases                                    18,903         24,761
                                               -------------- --------------
      Total current liabilities                        86,534        100,986

  Notes payable and capital leases, less
   current portion                                    123,257        125,491
  Deferred income taxes                                 7,234          7,017
  Other liabilities                                     4,321          5,396

  Total stockholders' equity                          253,410        250,749
                                               -------------- --------------
      Total liabilities and stockholders'
       equity                                  $      474,756 $      489,639
                                               ============== ==============

                      TeleCommunication Systems, Inc.
                   Consolidated Statements of Operations

                                               Three Months Ended March 31,
                                               ----------------------------
($000 except EPS)                                   2012           2011
                                               -------------  -------------
                                                        (unaudited)
Revenue
  Services                                     $      72,348  $      74,802
  Systems                                             27,687         15,564
                                               -------------  -------------
      Total revenue                                  100,035         90,366

Direct costs of revenue
  Direct cost of services revenue                     44,241         41,707
  Direct cost of systems                              21,404         12,065
                                               -------------  -------------
      Total direct cost of revenue                    65,645         53,772

  Services gross profit                               28,107         33,095
    As a % of revenue                                     39%            44%
  Systems gross profit                                 6,283          3,499
    As a % of revenue                                     23%            22%
                                               -------------  -------------
      Total gross profit                              34,390         36,594
        Total gross profit as a % of revenue              34%            40%

Operating expenses
  Research and development expense                     8,662          8,543
  Sales and marketing expense                          7,505          7,350
  General and administrative expense                  12,367         10,566
  Depreciation and amortization of property
   and equipment                                       3,439          3,099
  Amortization of acquired intangible assets           1,374          1,325
                                               -------------  -------------
    Total operating expenses                          33,347         30,883
                                               -------------  -------------

Income from operations                                 1,043          5,711

Interest expense                                      (1,642)        (1,920)
Amortization of debt issuance expenses                  (188)          (187)
Other income, net                                        104             35
                                               -------------  -------------
Income/(loss) before income taxes                       (683)         3,639

Benefit/(provision) for income taxes                     314         (1,580)
                                               -------------  -------------
Net income/(loss)                              $        (369) $       2,059
                                               =============  =============

Net income/(loss) per share-basic              $       (0.01) $        0.04
                                               =============  =============

Net income/(loss) per share-diluted            $       (0.01) $        0.04
                                               =============  =============

Weighted average shares used in calculation -
 basic                                                57,572         55,530
Weighted average shares used in calculation -
 diluted (1)                                          57,572         57,837

(1)Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Graham Sorkin
Media Contact
Nadel Phelan, Inc.
Tel 831-440-2406
graham@nadelphelan.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com